ELEVENTH AMENDMENT TO AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

     This Eleventh Amendment is made to that certain Amended and Restated Loan and Security Agreement executed as of October 1, 1994 by and between Deutsche Financial Services Corporation, f/k/a ITT Commercial Finance Corp ("DFS"), Deutsche Financial Services Canada Corporation, a successor-in-interest to Deutsche Financial Services, a division of Deutsche Bank Canada, successor-in-interest to ITT Commercial Finance, a division of ITT Industries of Canada Ltd., ("DFSC")(DFS and DFSC are hereinafter collectively referred to as "DFS"), and Gehl Company ("Gehl") and its subsidiaries, including, but not limited to, Hedlund Martin, Inc., Gehl Power Products, Inc., Mustang Manufacturing Company, Inc., and Compact Equipment Attachments, Inc. (except as otherwise specifically referenced, collectively "Gehl Company") as amended ("Agreement").

                                    RECITALS

DFS and Gehl Company entered into the Agreement pursuant to which DFS is providing financing to Gehl Company. DFS and Gehl Company wish to include Compact Equipment Attachments, Inc. as a party to the Agreement, and to modify the terms of such financing as set forth in this Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, DFS and Gehl Company agree to amend the Agreement as follows:

     1. The Agreement is amended to add Compact Equipment Attachments, Inc. ("CEA") as a party to the Agreement, and to delete Mustang Finance, Inc. as a party to the Agreement. By signing this Amendment: (a) CEA agrees to be a party to the Agreement and to be bound and obligated to all of the terms of the Agreement, which includes, but is not limited to, the grant of a security interest to DFS in all Collateral of CEA; (b) CEA agrees to perform all of the duties under the Agreement to the same extent as if it had been one of the original parties to the Agreement; and (c) Gehl Company agrees to include CEA as a party to this Agreement.

     2. The definition of "Eligible Account" as set forth in Section 1.1 is hereby deleted in its entirety and is restated as follows:

          (e) "Eligible Account": any of the following, solely to the extent that such Accounts do not otherwise constitute Ineligible Accounts:

               (i) One hundred percent (100%) of the outstanding balance of Accounts (excluding the Accounts of Compact Equipment Attachments, Inc.) which arise from the sales of Finished Goods which have aged not more than twelve (12) months from the Original Invoice Date;

               (ii) One hundred percent (100%) of the outstanding balance of Accounts (excluding the Accounts of Compact Equipment Attachments, Inc.) which arise from the sales of service parts which require payment within thirty (30) days of the Original Invoice Date and which are not more than ninety (90) days delinquent ("Net Accounts");

               (iii) Eighty percent (80%) of the outstanding balance of Accounts (excluding the Accounts of Compact Equipment Attachments, Inc.) which arise from the sales of Finished Goods which have aged more than twelve (12) months, but not more than twenty-four (24) months, from the Original Invoice Date, and to the extent that said 12-24 month aged Accounts comprise thirty-five (35%) or less of all Accounts;

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               (iv) Fifty percent (50%) of the outstanding balance of Accounts
               (excluding the Accounts of Compact Equipment Attachments, Inc.) which arise from sales or financing of Used Finished Goods, having maturities of not more than six (6) months, and to the extent current and not past due;

               (v) One hundred percent (100%) of the outstanding balance of the Accounts of Compact Equipment Attachments, Inc. which arise from the sales of Finished Goods which have aged one hundred-twenty
               (120) days or less from the Original Invoice Date; and

               (vi) Ninety (90%) of the outstanding balance of the Accounts of Compact Equipment Attachments, Inc. which arise from the sales of Finished Goods which have aged more than one hundred twenty (120) days, but not more than one hundred eighty (180) days, from the Original Invoice Date.

     3. The definition of "Eligible Inventory" as set forth in Section 1.1 is hereby deleted in its entirety and is restated as follows:

          "Eligible Inventory": One Hundred Percent (100%) of Gehl Company's Finished Goods and Service Parts that are in the care, control and custody of Gehl Company, and, with regard to the Finished Goods and Service Parts owned by Compact Equipment Attachments, Inc., that are in new, unused and undamaged condition."

     4. The definition of "LIBOR Rate" as set forth in Section 1.1 is hereby deleted in its entirety and is restated as follows:

          "LIBOR Rate" shall mean for any calendar week commencing on Tuesday of such week, the London Interbank Offered Rate (LIBOR) for one-month deposits for U.S. Loans, in U.S. Dollars as published in The Wall Street Journal on: (a) the Monday immediately preceding, or (b) if any such Monday is not a business day, then on the business day immediately preceding such Monday; provided, however, that any interest rate charged under this Agreement will at no time be computed on a LIBOR Rate of less than two percent (2%) per annum."

     5. The definition of "Maturity Date" as set forth in Section 1.1 is hereby deleted in its entirety and is restated as follows:

          "Maturity Date":               December 31, 2004

     6. Section 2.1.2 of the Agreement is deleted in its entirety and restated as follows:

          "2.1.2 Charges. Gehl Company agrees to pay DFS in advance of each year of this Agreement an annual "Credit Facility Fee" (sometimes also referred to herein as a "charge") equal to the lesser of: (a) Thirty-Five Thousand Dollars ($35,000); and (b) the highest charges from time to time permitted by applicable law (and amounts received from Gehl Company in excess of such highest permitted amount or rate will be considered reductions of principal to the extent of such excess). The Credit Facility Fee shall be due and payable on December 31 of the 2002 and 2003 calendar years for the subsequent calendar year of this Agreement.

     7. Section 2.1 [prior to Section 2.1(a)] is hereby deleted in its entirety and is restated as follows:

          "Credit Facility. In consideration of Gehl Company's performance of its Obligations and subject to Sections 3 and 4, DFS grants to Gehl Company an aggregate credit facility in the maximum amount of: (i) Ninety Million Dollars ($90,000,000) through June 30, 2002; provided, however, that DFS shall have no obligation to make advances to Gehl Company under this Agreement if the outstanding indebtedness which Gehl Company owes to DFS hereunder is Ninety Million United States Dollars ($90,000,000.00 U.S.) for thirty (30) consecutive days; and
          (ii) Seventy-Five Million United States Dollars ($75,000,000.00 U.S.) after June 30, 2002 and until the Maturity Date (the "Credit Facility"), which shall be available in the form as follows:"

     8. The first sentence of Section 2.1(a) is hereby deleted in its entirety and is restated as follows:

          "(a) "Maximum Line of Credit": In consideration of Gehl Company's performance of its Obligations and subject to Sections 2.1, 3 and 4, DFS grants to Gehl Company separate lines of credit of: (i) Eighty-Four Million Five Hundred Thousand United States Dollars ($84,500,000.00 U.S.) through June 30, 2002, and Sixty-Nine Million Five Hundred Thousand United States Dollars after June 30, 2002 and until the Maturity Date (the "U.S. Line"); and (ii) until the Maturity Date, that fluctuating amount of Canadian Dollars which, from day-to-day, shall equal, based on the daily noon spot exchange rate of the Royal Bank of Canada (the "Exchange Rate"), the sum of Five Million Five Hundred Thousand United States Dollars ($5,500,000.00 U.S.) (the "Canadian Line")."

     9. Section 2.1.1 of the Agreement is hereby deleted in its entirety and restated to read as follows:

          "Interest. Gehl Company agrees to pay interest to DFS, payable as provided in Section 2.2, on the average daily outstanding balance under the Credit Facility, at a rate as follows:

          (A) U.S. Loans. The unpaid principal amount of the U.S. Loans shall bear interest for a particular week at a rate per annum equal to the LIBOR Rate (Reserve Adjusted) in effect for that week, plus (i) Two and One-Half Percent (2.50%) per annum if the LIBOR Rate for such particular week is equal to or greater than Three and One-Half Percent (3.5%); and (ii) Two and Sixty-Five One-Hundredths Percent (2.65%) if the LIBOR Rate for such particular week is less than Three and One-Half Percent (3.5%).

          (B) Canadian Loans. The unpaid principal amount of the Canadian Loans shall bear interest for a particular week at a rate per annum equal to the Bankers' Acceptance Rate (Reserve Adjusted) in effect for that week, plus (1) for December, 1995, one percent (1.0%) per annum, and
          (2) on and after January 1, 1996, two and one-half percent (2.5%) per annum."

     10. The following is incorporated into Section 3.3 of the Agreement as if fully set forth therein:

          "(p) As to the Accounts of Compact Equipment Attachments, Inc. only, any Accounts created from the sale of goods and services on non-standard terms and/or that allow for payment to be made more than one hundred-twenty (120) days from the date of sale;

          (q) As to the Accounts of Compact Equipment Attachments, Inc. only, any Accounts unpaid more than one hundred-eighty (180) days from the date of invoice; or

          (r) As to the Accounts of Compact Equipment Attachments, Inc. only, all Accounts of any obligor with fifty percent (50%) or more of the outstanding balance unpaid for more than one hundred-eighty (180) days from the date of invoice."

     11. The following is incorporated into Section 4.2 of the Agreement as if fully set forth therein:

          (iv) as to the Eligible Accounts of Compact Equipment Attachments, Inc. only, the outstanding principal balance of all advances or loans made on such Eligible Accounts will at no time exceed Two Million Five-Hundred Thousand Dollars ($2,500,000.00).

     12. The following is hereby incorporated into the Agreement as Section 10 as if fully set forth therein:

          "Joint and Several Liability. Each Gehl Company is part of an integrated family of companies, and, accordingly each Gehl Company desires to have the availability of one common credit facility instead of separate credit facilities, and each Gehl Company has requested that DFS extend such common credit facility. Each Gehl Company acknowledges that to secure the payment of the Obligations and to secure the performance of all of the provisions under the Agreement, DFS will rely upon a security interest in all Collateral of each Gehl Company, even though the proceeds of any particular loan made hereunder may not be advanced directly to such Gehl Company, and that such Gehl Company will nevertheless benefit by the making of all such loans by DFS and the availability of a single credit facility of a size greater than each could independently warrant. The liability of each Gehl Company for all amounts due and owing to DFS under this Agreement shall be joint and several regardless of which Gehl Company actually receives loans or other extensions of credit hereunder, or the amount of such loans received, or the manner in which DFS accounts for such loans or other extensions of credit on its books and records. Each Gehl Company waives: (i) any right of contribution from any other Gehl Company until all of the Obligations have been paid in full; (ii) any right to require DFS to institute any action or suit or to exhaust DFS' rights and remedies against any Collateral or any Gehl Company before proceeding against such Gehl Company; and (iii) any obligation of DFS to marshal any assets in favor of any Gehl Company. Each Gehl Company consents that DFS may, without in any manner affecting such Gehl Company's joint and several liability for any obligations to DFS:
          (a) extend in whole or in part (by renewal or otherwise), modify, accelerate, change or release any obligation of any other Gehl Company; (b) sell, release, surrender, modify, impair, exchange, substitute or extend the duration or the time for the performance or payment of any and all Collateral or other property, of any nature and from whomsoever received, held by DFS as security for the payment or performance of any Obligations to DFS of any Gehl Company or any obligations of any Gehl Company; and (c) settle, adjust or compromise any of DFS' claims against such Gehl Company."

     13. Exhibit "A" of the Agreement is modified by adding the following location to Properties Owned by the Company:

          1605 Country Road 45 North
          Owatonna, Minnesota

     14. All other terms and provisions of the Agreement, to the extent consistent with the foregoing, remain unchanged and in full force and effect. The terms of this Amendment will take effect on the date that this Amendment is signed by all of the parties hereto.

     IN WITNESS WHEREOF the duly authorized representatives of DFS, DFSC, and Gehl Company have executed this Eleventh Amendment to Amended and Restated Loan and Security Agreement as of this day ____ of March, 2002.


     GEHL COMPANY                        HEDLUND MARTIN, INC.

     By:___________________________      By:___________________________
     Title:________________________      Title:________________________


     GEHL POWER PRODUCTS, INC.           MUSTANG MANUFACTURING COMPANY, INC.

     By:___________________________      By:___________________________
     Title:________________________      Title:________________________


     COMPACT EQUIPMENT ATTACHMENTS,
     INC.

     By:___________________________
     Title:________________________


     DEUTSCHE FINANCIAL SERVICES         DEUTSCHE FINANCIAL SERVICES CANADA
     CORPORATION                         CORPORATION

     By:___________________________      By:___________________________
     Title:________________________      Title:________________________